Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

February 16, 2023

Jacobs Solutions Inc.,

Jacobs Engineering Group Inc.,

    1999 Bryan Street,

        Suite 1200,

            Dallas, Texas 75201.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $500,000,000 aggregate principal amount of 5.900% Sustainability-Linked Senior Notes due 2033 (the “Securities”) of Jacobs Engineering Group Inc., a Delaware corporation (the “Company”) and wholly-owned subsidiary of Jacobs Solutions Inc., a Delaware corporation (the “Parent Guarantor”), and guarantee thereof by the Parent Guarantor (the “Guarantee”), issued pursuant to the Indenture, dated as of February 16, 2023, as amended and supplemented by the First Supplemental Indenture, dated as of February 16, 2023 (collectively, the “Indenture”), each among the Company, the Parent Guarantor and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”), we, as counsel to the Company and the Parent Guarantor, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Securities constitute valid and legally binding obligations of the Company and the Guarantee constitutes a valid and legally binding obligation of the Guarantor, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities or the Guarantee.

Jacobs Solutions Inc. Jacobs Engineering Group Inc.	-2-

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Parent Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities and the Guarantee endorsed thereon conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the registration statement relating to the Securities and the Guarantee and to the reference to us under the heading “Validity of Securities” in the prospectus supplement, dated February 13, 2023, relating to the Securities and the Guarantee. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP